Exhibit 99.1

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2014 CONSOLIDATED FINANCIAL RESULTS

March 18, 2015 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCBB: SAEXW) today announced its consolidated financial results for the fourth quarter (“Q4”) and fiscal year ended December 31, 2014.
Fiscal Year 2014 Summary

•	Achieved high end of revenue and adjusted EBITDA guidance set in November 2014

•	Revenue of $386.8 million, up 57.7% from 2013 revenue of $245.3 million

•	Gross profit, excluding depreciation expense, of $71.4 million, up from $57.8 million in 2013

•	Gross margin, excluding depreciation expense, of 18.5%

•	Adjusted EBITDA of $34.1 million, up 27.0% from $26.8 million in 2013

•	Adjusted EBITDA margin of 8.8%

•	Contracted backlog of $176.7 million through 2016 and $387.1 million of bids outstanding

•	Announced eleven project awards and one extension totaling $184.0 million during 2014

•	Increased available liquidity through new $20.0 million revolving credit facility

•	Lowered cost of capital, refinanced existing high-interest rate term loan and funded high-return growth opportunities in Alaska through successful $150.0 million senior notes issuance
Brian Beatty, President and CEO of SAE, commented, “In 2014, we set new records for revenue and adjusted EBITDA and achieved transformational goals necessary to position SAE for long-term profitability and future success. We lowered our cost of capital through our first bond offering and the repayment of our high-rate, restrictive term loan. We further simplified our capital structure by repaying our stockholders’ note and exchanging over 95% of our outstanding warrants, both of which were components of the merger that took us public in 2013. In November, we enhanced our liquidity profile and set in place a mechanism for alleviating short-term working capital swings typically associated with our larger projects by entering into a $20.0 million revolving credit facility. Overall, we are very pleased with our ability to demonstrate strong growth in light of deteriorating conditions in the broader energy market. I am also very pleased to report that we have completed the realignments necessary to optimize our corporate structure for tax purposes. Our focus and effort in 2015 will be on improving operational execution in the field, reducing fixed and variable costs, and managing our liquidity and leverage profiles with a strong emphasis on cash flow generation.”

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Mr. Beatty continued, “As a result of various weather and permitting delays, as well as the delay in awarding of certain key projects, most of which have since been awarded, we did experience some difficulties in the     second half of 2014. Despite these challenges, we captured exceptional penetration within our core markets, specifically in Alaska and South America. Moreover, we strengthened our foothold in the ocean-bottom seismic market, where there continues to exist a healthy demand for the services we offer, as evidenced by our recently announced project awards. Our current backlog remains firm, possessing mostly contracts with meaningful protection against cancellation or controllable delays. To date, we have not experienced any cancellations of existing contracts, but we have begun to witness a reduction in exploration activity within some markets, leading to limited visibility and increased pricing pressure. In similar environments historically, we have benefited from our strong relationships with IOCs and NOCs, whose exploration budgets are usually region-specific and driven by unique factors other than commodity prices. Based on current bidding levels and projects already contracted, Alaska and ocean-bottom seismic remain relatively strong markets for SAE. We expect these markets to drive most of our activity in 2015 and believe their potential will become more evident as early as Q1. In an effort to broaden our exposure to include alternative end markets not related to seismic services, we have identified and targeted numerous logistics projects within North and South America, some of which we are currently bidding. The need to manage various risks along the entire development cycle is a prevalent and currently underserved need in our niche markets. By building on our proven one-stop contractor model and utilizing our strong community relations experience, we intend to extend our services to include a more complete and integrated offering for current and new customers, which we expect will reduce the cyclicality of our business, diversify our customer base, and enhance our longer-term visibility.”

Mr. Beatty further commented, “Current market conditions do not allow for unabated growth. Our focus in 2015 will be on achieving maximum potential cash flow. This will be achieved, in part, through better sourcing, planning and execution of projects at the field level. Additionally, in late 2014, we commenced an aggressive cost reduction program to further enable us to remain flexible and adapt to current market conditions. We recently initiated steps to reduce our total workforce by approximately 8%. Since most of our workforce consists of temporary, project-based labor, these cuts will primarily relate to our permanent employee-base. In doing so, we expect to incur approximately $1.0 million of one-time restructuring expenses in 2015, which we further expect will lead to approximately $7.5 million of annual cost savings. These measures are not expected to impact our ability to fulfill our current backlog or new projects that may be awarded throughout the year. Most of these changes will be made possible through the consolidation and centralization of our international support structure and various process optimization initiatives. Included in our comprehensive cost reduction program are further measures targeting corporate overhead expenses and divisional budget cuts, which, when combined with our workforce reduction program, are expected to yield an approximate 22% and 35% decrease in the dollar amount of our total SG&A expenses in 2015 and 2016, respectively, when compared to 2014. Our capital expenditures in 2015 will be addressed in a disciplined manner that adheres to our strict return requirements. This year, we expect our capital expenditures to be under $5.0 million, including all required maintenance capital expenditures. Available cash flow in 2015, if deemed appropriate to do so, will be utilized sparingly and opportunistically with a focus on improving our overall balance sheet, as opposed to funding expansionary growth.”
Mr. Beatty concluded, “Despite the challenging conditions we face, we remain confident in our ability to continue perfecting our business model and strategy. We remain well positioned internationally in key developing areas around the world that are driven by distinctive factors. We are confident that our geographic diversification and focus on these core markets, along with the optimization of our cost structure and the further enhancement of our field-level processes and execution, should result in improved financial performance and long-term value for our stakeholders as we continue to execute our strategic vision.”

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Fourth Quarter 2014 Financial Results
Revenues increased 24.8% to $88.2 million from $70.7 million in Q4 2013. Revenue growth was primarily the result of increased exploration activity in Peru and Colombia. These two markets accounted for approximately 83.6% of Q4 revenues, compared to 56.8% of total revenues in the same period last year. There were no active projects in Southeast Asia during Q4 2014, which generated 8.6% of revenues in Q4 2013.
Gross profit was $4.9 million, or 5.6% of revenues, compared to gross profit of $17.6 million, or 24.8% of revenues, in Q4 2013. Gross profit for Q4 2014 and Q4 2013 included depreciation expense of $4.0 million and $4.5 million, respectively. Excluding depreciation expense, gross margins for Q4 2014 and Q4 2013 were 10.1% and 31.2%, respectively. The year-over-year decrease in gross profit was primarily the result of higher relative start-up and shutdown costs related to recently completed and upcoming projects in Alaska. A contributing factor to the increase in start-up costs was the addition of a second crew on the North Slope, which does not generate revenue until the beginning of 2015. Further, lower exploration activity in Canada during Q4 prevented the generation of revenue which is typically used to offset start-up costs in Alaska.
Selling, general and administrative (“SG&A”) expenses during the quarter were $9.3 million, or 10.5% of revenues, compared to $11.3 million, or 16.0% of revenues, in Q4 2013. The decrease in SG&A as a percentage of revenue was due to the overall increase in revenue and the initial benefits from the Company’s formal cost reduction program, which primarily included process optimization measures during Q4 2014. The Company does anticipate incurring approximately $1.0 million of expenses associated with workforce reduction measures in 2015. However, these one-time expenses are expected to be covered by annual cost savings of approximately $7.5 million that are directly applicable to the Company’s overall SG&A structure.
Net loss attributable to the Corporation for the quarter was $(18.9) million, or $(1.27) per diluted share, compared to net income of $4.5 million, or $0.34 per diluted share, in Q4 2013. Net income was impacted by three primary factors in Q4 2014, including:

•	Increased operating expenses due to the reasons cited above;

•	A large non-cash foreign exchange loss; and

•	A high tax rate.
Included in these results are certain unusual expenses and other items, including the change in fair value of the notes payable to former SAE stockholders (the "stockholders’ note") during Q4 2013, merger costs in Q4 2013 associated with the Company becoming public and a high tax rate. Adjusting for these items and based on a tax rate of 39.1%, the non-GAAP adjusted diluted earnings (loss) per share attributable to the Corporation in Q4 2014 was $(0.45), compared to $0.07 in Q4 2013. The tax rate used in the calculation of non-GAAP adjusted diluted EPS attributable to the Corporation is derived from the current U.S. statutory corporate income tax rate, consisting of the federal tax rate and the average state tax rate. Please refer to the supplemental tables at the end of this release for additional information concerning these adjusted financial results.
Adjusted EBITDA was $(0.3) million, or -0.4% of revenues, compared to $11.5 million, or 16.2% of revenues, in Q4 2013.
Capital expenditures for the quarter were $12.4 million, compared to $7.2 million in Q4 2013. The capital expenditures during Q4 2014 were invested to complete the equipment purchase in Alaska related to the

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Company’s North Slope operations. Most repair and maintenance costs incurred during the quarter were expensed during the projects.
Fiscal Year 2014 Financial Results
Revenues increased 57.7% to $386.8 million from $245.3 million in 2013. Revenue growth during 2014 was driven by high levels of exploration activity in Alaska and Peru, which collectively accounted for 58.3% of revenues. Major projects in Colombia and Bolivia also meaningfully contributed to the revenue base in 2014. This strong growth in core markets was partially offset by a decrease in exploration activity in Canada during the first and last part of the year and limited projects in Southeast Asia compared to 2013.
Gross profit increased 30.9% to $56.2 million, or 14.5% of revenues, compared to gross profit of $42.9 million, or 17.5% of revenues, in 2013. Despite the higher gross profit in 2014, gross margin was negatively impacted by a weaker than anticipated Q4 2014, which resulted from the factors discussed earlier. Gross profit in 2014 and 2013 included depreciation expense of $15.2 million and $14.8 million, respectively. Excluding depreciation expense, gross margins for 2014 and 2013 were 18.5% and 23.6%, respectively.
SG&A expenses were $39.5 million, or 10.2% of revenues, compared to $33.5 million, or 13.6% of revenues, in the same period last year. SG&A as a percentage of revenues decreased year-over-year due in large part to the successful scaling of public company costs compared to the prior year. The dollar amount of SG&A grew primarily to satisfy the appropriate administrative structure necessary to support the Company’s growth during the period. However, SG&A is expected to decline in 2015 due, in part, to the Company’s formal cost reduction programs.
Provision for income taxes in 2014 was $12.9 million, compared to a provision for income taxes of $10.5 million in 2013. Despite incurring a loss before income taxes in both 2014 and 2013, SAE was required to pay taxes in foreign jurisdictions based on its profitable international operations and could not utilize the benefits of its domestic net operating loss due to its consolidated corporate structure. In June 2014, SAE initiated a comprehensive plan to normalize its consolidated effective tax rate through the restructuring of its foreign branch offices. This process has since been completed and the Company currently expects to begin realizing the benefits from this more efficient tax structure in 2015.
Net loss attributable to the Corporation was $(41.8) million, or $(2.84) per diluted share, in 2014, compared to a net loss of $(21.1) million, or $(2.10) per diluted share, in 2013. Net income was impacted by a number of factors during 2014, including:

•	Higher than normal operating expenses due to the reasons cited above;

•	A loss on early extinguishment of debt related to the Company's repayment of its term loan in July 2014;

•	The change in fair value of the stockholders’ note resulting from its repayment in July 2014;

•	A large non-cash foreign exchange loss; and

•	A high tax rate.
Included in these results are certain unusual expenses or other items, including a $17.2 million charge from the loss on early extinguishment of debt, as described above, during Q3 2014, a $5.1 million charge from the change in fair value of the stockholders’ note during the first half of 2014, merger costs associated with the Company becoming public during 2013, and a high tax rate. Adjusting for these items and based on a tax rate of 39.1%, the Company’s non-GAAP adjusted diluted earnings (loss) per share attributable to the Corporation in 2014 was $(0.36), compared to $(0.53) in 2013. The tax rate used in the calculation of non-GAAP adjusted diluted EPS attributable to the Corporation is derived from the current U.S. statutory

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corporate income tax rate, consisting of the federal tax rate and the average state tax rate. Please refer to the supplemental tables at the end of this release for additional information concerning these adjusted financial results.
Adjusted EBITDA increased 27.0% to $34.1 million, or 8.8% of revenues, compared to $26.8 million, or 10.9% of revenues, in 2013.
Capital expenditures during 2014 were $28.2 million, compared to $11.1 million last year. The increase in capital expenditures was related to the purchase of equipment intended to equip an additional crew on the North Slope in Alaska to service multiple contracts beginning in early 2015. The Company currently expects capital expenditures in 2015 to be under $5.0 million, including all required maintenance capital expenditures.
On December 31, 2014, cash and cash equivalents totaled $12.3 million, working capital was $31.9 million, total long-term debt, excluding capital leases, was $150.0 million, and total stockholders’ deficit attributable to the Corporation totaled $(32.4) million. Further, as of December 31, 2014, no amounts were drawn under the Company’s $20.0 million revolving credit facility.
Contracted Backlog
As of December 31, 2014, SAE’s backlog was $176.7 million. Bids outstanding on the same date totaled $387.1 million. Approximately 63% of the backlog represents contracted projects in North America, 20% in South America, and 17% in Southeast Asia. Further, approximately 83% of the backlog accounts for land-based projects, with the balance attributed to marine projects.
The Company anticipates approximately 81% and 19% of its backlog will be realized during 2015 and 2016, respectively. The approximate estimations of realization from the backlog can be impacted by a number of factors, including customer delays or cancellations, permitting or project delays and environmental conditions.
Summary Financial Guidance Policy Update
As a result of current market conditions and limited forward visibility due to circumstances outside of the Company’s control, SAE has revised its previous policy on providing summary annual financial guidance.
Except when specifically provided, SAE will no longer offer formal annual financial guidance as it relates to its expected future financial performance and results. This includes the previously provided summary annual revenue and adjusted EBITDA guidance. However, periodic exceptions will include summary guidance on annual capital expenditures and contracted backlog realization expectations.
Please take special note that any form of summary financial guidance the Company deems fit to communicate from time to time will be based on market conditions, which are subject to change.
Investor Conference Call
SAE will host a conference call on Thursday, March 19, 2015 at 10:00 a.m. Eastern Time to discuss the Company’s consolidated financial results for the fourth quarter and fiscal year ended December 31, 2014. Participants can access the conference call by dialing (855) 433-0934 (toll-free) or (484) 756-4291 (international). The Company will also offer a live webcast of the conference call on the Investors section of its website at www.saexploration.com.

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To listen live via the Company’s website, please go to the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. A replay of the webcast for the conference call will be archived on the Company’s website and can be accessed by visiting the Investors section of SAE’s website.
About SAExploration Holdings, Inc.
SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada, South America and Southeast Asia. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths up to 5,000 feet, SAE offers a full suite of logistical support and in-field processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska, Canada, Peru, Colombia, Bolivia, Brazil, New Zealand and Malaysia. For more information, please visit SAE’s website at www.saexploration.com.
The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.
Forward Looking Statements
This press release contains certain "forward-looking statements" within the meaning of the federal securities laws. These statements can be identified by the use of words or phrases such as "believes," "estimates," "expects," "intends," "anticipates," "projects," "plans to," "will," "should" and variations of these words or similar words. These forward-looking statements may include statements regarding SAE’s financial condition, results of operations and business and SAE’s expectations or beliefs concerning future periods. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those stated in this release. These risks and uncertainties include fluctuations in the levels of exploration and development activity in the oil and gas industry, intense industry competition, a limited number of customers, the need to manage rapid growth, delays, reductions or cancellations of service contracts, operational disruptions due to seasonality, weather and other external factors, crew productivity, the availability of capital resources, high levels of indebtedness, substantial international business exposing SAE to currency fluctuations and global factors including economic, political and military uncertainties, the need to comply with diverse and complex laws and regulations, and other risks incorporated by reference to SAE’s filings with the Securities and Exchange Commission. Certain risks and uncertainties related to SAE’s business are or will be described in greater detail in SAE’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
Contact
SAExploration Holdings, Inc.
Ryan Abney
Vice President, Capital Markets & Investor Relations

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(281) 258-4409
rabney@saexploration.com

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CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended December 31,		Fiscal Years Ended December 31,
	2014	2013	2014	2013
	(Unaudited)
Revenue from services	$88,205	$70,693	$386,820	$245,268
Costs of services excluding depreciation and amortization expense	79,318	48,662	315,405	187,493
Depreciation and amortization expense included in costs of services	3,969	4,465	15,205	14,843
Gross profit (loss)	4,918	17,566	56,210	42,932
Selling, general and administrative expenses	9,276	11,320	39,543	33,489
Merger costs	—	14	—	1,188
Income (loss) from operations	(4,358)	6,232	16,667	8,255
Other income (expense):
Loss on early extinguishment of debt	—	—	(17,157)	—
Change in fair value of notes payable to Former SAE stockholders	—	(139)	(5,094)	(631)
Interest expense, net	(4,411)	(4,259)	(16,778)	(15,256)
Foreign exchange gain (loss), net	(2,399)	(576)	(3,451)	(1,755)
Other, net	(218)	170	294	(1,124)
Total other expense, net	(7,028)	(4,804)	(42,186)	(18,766)
Income (loss) before income taxes	(11,386)	1,428	(25,519)	(10,511)
Provision (benefit) for income taxes	7,708	(3,125)	12,876	10,495
Net income (loss)	$(19,094)	$4,553	$(38,395)	$(21,006)
Less: net income (loss) attributable to non-controlling interest	(197)	45	3,358	45
Net income (loss) attributable to the Corporation	$(18,897)	$4,508	$(41,753)	$(21,051)

Basic and diluted earnings per share:
Weighted average basic shares outstanding	14,887	13,420	14,697	10,010
Earnings per share – basic	$(1.27)	$0.34	$(2.84)	$(2.10)
Weighted average diluted shares outstanding	14,887	13,420	14,697	10,010
Earnings per share – diluted	$(1.27)	$0.34	$(2.84)	$(2.10)

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CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$12,322	$17,351
Restricted cash	723	638
Accounts receivable, net of allowance for doubtful accounts of $0 and $254	73,584	40,928
Deferred costs on contracts	4,631	3,190
Prepaid expenses and other current assets	17,037	4,619
Deferred income tax assets	520	1,371
Total current assets	108,817	68,097
Property and equipment, net of accumulated depreciation of $46,122 and $31,871	77,096	64,572
Intangible assets, net of accumulated amortization of $441 and $327	1,050	1,260
Goodwill	1,977	2,150
Deferred loan issuance costs, net	6,826	9,115
Deferred income tax assets	8,027	743
Other assets	—	13
Total assets	$203,793	$145,950
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,255	$16,511
Accrued liabilities	3,413	2,438
Income and other taxes payable	20,261	7,073
Accrued payroll liabilities	8,652	4,497
Accrued interest expense	7,489	686
Equipment note payable	1,654	—
Current portion of notes payable under 2012 credit agreement, net	—	800
Current portion of notes payable to related parties	—	500
Current portion of capital leases	460	485
Deferred revenue	187	7,927
Deferred income tax liabilities	587	69
Total current liabilities	76,958	40,986
Senior secured notes	150,000	—
Long-term portion of notes payable under 2012 credit agreement, net	—	79,888
Long-term portion of notes payable to related parties, at fair value	—	12,406
Long-term portion of capital leases	185	618
Deferred income tax liabilities	5,731	1,114
Total liabilities	232,874	135,012
Stockholders’ equity:
Preferred stock, $0.0001 par value, 1,000 authorized shares and no outstanding shares	—	—
Common stock, $0.0001 par value, 55,000 shares authorized, and 14,922 and 13,429 issued and outstanding at December 31, 2014 and December 31, 2013, respectively	2	2
Additional paid-in capital	28,185	27,485
Accumulated earnings (deficit)	(56,264)	(14,511)
Accumulated other comprehensive income (loss)	(4,362)	(2,083)
Total stockholders’ equity (deficit) attributable to the Corporation	(32,439)	10,893
Non-controlling interest	3,358	45
Total stockholders’ equity (deficit)	(29,081)	10,938
Total liabilities and stockholders’ equity	$203,793	$145,950

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CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Three Months Ended December 31,		Fiscal Years Ended December 31,
	2014	2013	2014	2013
	(Unaudited)

Net income (loss)	$(19,094)	$4,553	$(38,395)	$(21,006)
Foreign currency translation gain (loss)	(1,854)	(102)	(2,279)	(2,439)
Total comprehensive income (loss)	(20,948)	4,451	(40,674)	(23,445)
Less: comprehensive income (loss) attributable to non-controlling interest	(197)	45	3,358	45
Total comprehensive income (loss) attributable to the Corporation	$(20,751)	$4,406	$(44,032)	$(23,490)

CONSOLIDATED REVENUES BY REGION
(Unaudited)
(In thousands)

	Three Months Ended December 31,				Fiscal Years Ended December 31,
	2014	%	2013	%	2014	%	2013	%

North America	$8,007	9.1%	$17,264	24.4%	$127,804	33.0%	$103,198	42.1%
South America	80,198	90.9%	47,332	67.0%	258,266	66.8%	112,022	45.7%
Southeast Asia	—	—	6,097	8.6%	750	0.2%	30,048	12.2%
Total revenue	$88,205		$70,693		$386,820		$245,268

RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA
(Unaudited)
(In thousands)

We use an adjusted form of EBITDA to measure period-over-period performance, which is a non-GAAP measurement. Adjusted EBITDA is defined as net income (loss) plus interest expense, less interest income, plus loss on change in fair value of notes payable to related parties, plus income taxes, plus depreciation and amortization, plus non-recurring major expenses outside of operations, plus non-recurring one-time expenses and foreign exchange gain or loss. Our management uses Adjusted EBITDA as a supplemental financial measure to assess: (i) the financial performance of our assets without regard to financing methods, capital structures, taxes, historical cost basis or non-recurring expenses; (ii) our liquidity and operating performance over time in relation to other companies that own similar assets and calculate EBITDA in a similar manner; and (iii) the ability of our assets to generate cash sufficient to pay potential interest cost. We consider Adjusted EBITDA as presented below to be the primary measure of period-over-period changes in our operational cash flow performance.

The terms EBITDA and Adjusted EBITDA are not defined under GAAP, and we acknowledge that these terms are not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, our calculation of Adjusted EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA or similarly titled measures in the same manner. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes.

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The computation of our Adjusted EBITDA from net income (loss), the most directly comparable GAAP financial measure, is provided in the table below.

	Three Months Ended December 31,		Fiscal Years Ended December 31,
	2014	2013	2014	2013

Net income (loss)	$(19,094)	$4,553	$(38,395)	$(21,006)
Depreciation and amortization (1)	4,254	4,937	16,379	16,096
Interest expense, net	4,411	4,259	16,778	15,256
Provision (benefit) for income taxes	7,708	(3,125)	12,876	10,495
Foreign exchange (gain) loss, net	2,399	576	3,451	1,755
Loss on early extinguishment of debt (2)	—	—	17,157	—
Change in fair value of notes payable to related parties (3)	—	139	5,094	631
Non-recurring expenses (4)	—	114	761	3,620
Adjusted EBITDA	$(322)	$11,453	$34,101	$26,847

(1)     Additional depreciation and amortization expenses not related to the cost of services were incurred during the three months ended December 31, 2014 and December 31, 2013 in the amount of $285 and $472, respectively, and during the fiscal years ended December 31, 2014 and December 31, 2013 in the amount of $1,174 and $1,253, respectively.
(2) The repayment and termination of the 2012 Credit Agreement on July 2, 2014 resulted in a $17,157 charge to loss on early extinguishment of debt in the fiscal year ended December 31, 2014. The charge consisted of prepayment penalties of $8,877, the write off of unamortized loan discount and issuance costs totaling $7,983, and legal fees of $297.
(3)     The note payable to Former SAE stockholders was recorded at fair value as described in the Notes to SAE’s condensed consolidated financial statements filed with the SEC. All amounts outstanding under the note payable to Former SAE stockholders were repaid on July 2, 2014 from the proceeds of the issuance of the senior secured notes and the promissory note was cancelled.
(4) Non-recurring expenses during the fiscal year ended December 31, 2014 primarily consist of the $657 settlement of disputed fees with a former financial advisor to the Corporation. Non-recurring expenses during the fiscal year ended December 31, 2013 primarily consist of third-party financing costs, share-based compensation expense related to the accelerated vesting of Former SAE’s restricted shares in connection with the Merger, costs associated with the Merger, and one-time severance costs related to the reduction of staff in Colombia.

RECONCILIATION OF SPECIAL ITEMS TO NON-GAAP ADJUSTED DILUTED EARNINGS PER SHARE
ATTRIBUTABLE TO THE CORPORATION
(Unaudited)
(In thousands, except per share amounts)

Adjusted diluted earnings per share attributable to the Corporation (a non-GAAP financial measure) is defined as diluted earnings per share attributable to the Corporation excluding charges or adjustments to income per share from matters such as changes in fair market value of balance sheet items, merger or acquisition-related costs, financing-related costs, restructuring and severance costs, tax rates that are not reflective of the normative rate for the Company’s operations or other unusual or infrequent charges or items as deemed appropriate by management to reflect the operational performance of SAE period over period. These measures should not be considered as a substitute for GAAP measurements.

The computation of our adjusted net income or loss attributable to the Corporation and adjusted diluted earnings per share attributable to the Corporation, from net income or loss attributable to the Corporation and diluted earnings per share attributable to the Corporation, the two most directly comparable GAAP measures, is provided in the table below.

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	Three Months Ended December 31,		Fiscal Years Ended December 31,
	2014	2013	2014	2013
GAAP REPORTED
Net income (loss) attributable to the Corporation	$(18,897)	$4,508	$(41,753)	$(21,051)
Diluted EPS attributable to the Corporation	$(1.27)	$0.34	$(2.84)	$(2.10)

NON-GAAP ADJUSTMENTS
Reported income (loss) before taxes	$(11,386)	$1,428	$(25,519)	$(10,511)
Merger costs (1)	—	14	—	1,188
Loss on early extinguishment of debt (2)	—	—	17,157	—
Change in fair value of notes payable to related parties (3)	—	139	5,094	631
Non-GAAP income (loss) before taxes	(11,386)	1,581	(3,268)	(8,692)
Non-GAAP provision (benefit) for income taxes (4)	(4,452)	618	(1,278)	(3,399)
Non-GAAP net income (loss)	$(6,934)	$963	$(1,990)	$(5,293)
Less: Net income (loss) attributable to non-controlling interest	(197)	45	3,358	45
Non-GAAP adjusted net income (loss) attributable to the Corporation	$(6,737)	$918	$(5,348)	$(5,338)

Non-GAAP adjusted diluted EPS attributable to the Corporation	$(0.45)	$0.07	$(0.36)	$(0.53)

Weighted average diluted shares outstanding	14,887	13,420	14,697	10,010

(1)     Primarily expenses associated with the merger between Former SAE and Trio Merger Corp. in June 2013.
(2)     The repayment and termination of the 2012 Credit Agreement on July 2, 2014 resulted in a $17,157 charge to loss on early extinguishment of debt in the fiscal year ended December 31, 2014. The charge consisted of prepayment penalties of $8,877, the write-off of unamortized loan discount and issuance costs totaling $7,983, and legal fees of $297.
(3)     The note payable to Former SAE stockholders was recorded at fair value as described in the Notes to SAE’s condensed consolidated financial statements filed with the SEC. All amounts outstanding under the note payable to Former SAE stockholders were repaid on July 2, 2014 from the proceeds of the issuance of the senior secured notes and the promissory note was cancelled.
(4)     Adjustment of reported earnings and of special items to a normalized rate for all periods in 2014 and 2013 of 39.1%, the current statutory corporate income tax rate, which consists of the current federal tax rate and the average state tax rate.

Safety. Acquisition. Experience	12	saexploration.com